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                                                                   EXHIBIT 21.10


                                    BY-LAWS

                                       OF

                            IROQUOIS WRECKING CORP.

    Incorporated under the Business Corporation Law of the State of New York

1.   PRINCIPAL OFFICE

     (1.1) INITIAL LOCATION. The principal office of the corporation shall initially be located at 37-55 39th Street, Long Island City, NY

     (1.2) CHANGE OF LOCATION. The board of directors may, upon reasonable written notice to all shareholders, relocate the principal office of the corporation.

     (1.3) OTHER OFFICES. In addition to its principal office, the corporation may have such other offices, either within or without the state of incorporation, as the board of directors may designate.

2.   DIRECTORS

     (2.1) NUMBER. The number of directors shall be that number as may from time to time be fixed by the board of directors, but not less than the minimum number required by law.

     (2.2) QUALIFICATION. No person shall serve as a director unless such person is at least 18 years of age.

     (2.3) NOTICES. Upon taking office, each director shall file with the secretary a written designation of the address that the director desires to be used for the purpose of giving notices to him/her. Until the director shall have effectively done so, he/she shall be deemed to have designated either the principal office of the corporation or any other address that the sender of the notice could reasonably believe to be an appropriate address. Any designated address may be redesignated by similar filing with the secretary. The secretary shall give each of the other directors prompt notice of every designation or re-designation filed. The designation or re-designation shall be effective three business days after the secretary's action or upon earlier receipt. Any notice to a director shall be valid if sent to either (a) the director's designated address or (b) any other address used in good faith unless it be shown that prejudice resulted from use of such other address. All notices must be in writing. Any notice may be


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delivered by hand or sent by telecommunications device, by mail or by similar means. If a notice is sent by registered mail or return receipt requested, another copy shall at the same time be sent by ordinary first class mail.

     (2.4) RESIGNATION. A director may resign at any time by giving notice to each of the other directors. Unless otherwise specified, the notice shall be effective immediately and acceptance shall not be necessary to make it effective. A director need not assign cause for resigning.

     (2.5) REMOVAL. A director may be removed by the shareholders without cause or by the board of directors with cause.

3.   BOARD OF DIRECTORS

     (3.1) REGULAR MEETINGS. A regular meeting shall be held immediately after and at the same place as the annual meeting of shareholders. The board of directors may provide for other regular meetings. Notice need not be given of any regular meeting.

     (3.2) SPECIAL MEETINGS. The president or any two directors may call a special meeting upon not less than 5 business days notice to every director of the time and place of the special meeting. The special meeting notice does not have to specify the business to be transacted.

     (3.3) ADJOURNED MEETINGS. Whether or not a quorum is present, a majority of the directors present may adjourn any meeting to such time and place as they shall decide. Notice of any adjourned meeting need not be given. At any adjourned meeting, whether adjourned once or more, any business may be transacted that might have been transacted at the meeting of which it is an adjournment. Additional business may also be transacted if proper notice shall have been given.

     (3.4) ORGANIZATION. The chairperson of the meeting shall be the president if taking part in the meeting or, if not, any director elected by a majority of the directors present. The secretary of the meeting shall be the secretary if taking part in the meeting or, if not, any director appointed by the chairman of the meeting.

     (3.5) COMMITTEES. The board of directors may, by resolution passed by a majority of the full board of directors (a) designate three or more of its number to constitute an executive committee, or one or more other committees, which, so far as may be permitted by law and to the extent and in that manner provided in said resolution, shall have and may exercise, between meetings of the board of directors, the powers of the board of directors in the management of the affairs and business of the corporation, (b) at any time change the members of any such committee, (c) fill vacancies in any such committee, and
(d) discharge any such committee, with or without cause. The board of directors may provide for regular meetings of any such committee with or without notice as the board of directors may prescribe. To the extent authority of the board of directors has been delegated to any such committee, any reference in these by-laws to the board of directors shall be deemed a reference to such committee.

     (3.6) TELECOMMUNICATIONS PARTICIPATION. Any one or more directors may participate in a meeting of the board or any committee by means of a conference telephone or other type of telecommunications equipment allowing persons participating in the meeting to hear each other at the same time.




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     (3.7)  REGULATIONS. The board of directors may adopt rules and regulations, not inconsistent with law, the certificate of incorporation or these by-laws, for the conduct of its meetings and the management of all aspects of the affairs of the corporation.


4.   SHARES AND CERTIFICATES

     (4.1) FORM OF CERTIFICATES. Certificates representing shares shall be in the form determined by the board of directors. All certificates issued shall be consecutively numbered or otherwise appropriately identified.

     (4.2) SHARE TRANSFER LEDGER. There shall be kept a share transfer ledger in which shall be entered full and accurate records including the names and addresses of all shareholders, the number of shares issued to each shareholder and the dates of issuance. All transfers of shares shall be promptly reflected in the share transfer ledger. Unless otherwise directed by the board of directors, the share transfer ledger shall be kept at the principal office of the corporation.

     (4.3) TRANSFER OF SHARES. Upon (a) receipt of the certificate representing the shares to be transferred, either duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, (b) payment of any required transfer taxes, and (c) payment of any reasonable charge the board of directors may have established, the surrendered certificate shall be canceled and a new certificate or certificates shall be issued to the person(s) entitled to it.

     (4.4) REPLACEMENT CERTIFICATES. Replacement certificates will be issued at the request of the shareholder upon payment of any reasonable charge the board of directors may have established. In case of a lost, mislaid, destroyed or mutilated certificate, proof of the facts, by affidavit or otherwise, may also be required, as may be a bond or other proper indemnification for the corporation and its agents.

     (4.5) RECORD OWNER TO BE TREATED AS OWNER. Unless otherwise directed by a court of competent jurisdiction, the corporation shall treat the holder of record of any share as the holder in fact and accordingly shall not recognize any equitable or other claim to or interest in the shares on the part of any other persons, whether or not it shall have express or other notice of it.

5.   SHAREHOLDERS' MEETINGS

     (5.1) ANNUAL MEETING. The annual meeting of the shareholders shall be held on the 30th day in the month of April in each year at the principal office of the corporation. If the day fixed for the annual meeting is a Saturday, Sunday or holiday at the place it is to be held, the meeting shall be held on the following day that is not such a day. Unless otherwise stated in the notice of meeting pursuant to direction of the board of directors, the annual meeting shall be held at the principal office of the corporation.

     (5.2) SPECIAL MEETINGS. A special meeting of the shareholders may be called by any two or more directors, the president or the holders of no less than 10% of all the shares entitled to vote at the meeting.


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      (5.3) ADJOURNED MEETINGS. Whether or not a quorum is present, a majority in voting power of the shareholders present in person or by proxy and entitled to vote may adjourn any meeting to a time and place as they shall decide. Notice of any adjourned meeting need not be given. At any adjourned meeting, whether adjourned once or more, any business may be transacted that might have been transacted at the meeting of which it is an adjournment. Additional business may also be transacted if proper notice shall have been given.

      (5.4) ORGANIZATION. The president shall be chairman of the meeting. The secretary shall be secretary of the meeting. If neither the president nor any vice president is present, the shareholders shall choose a chairman of the meeting. If neither the secretary nor any assistant secretary is present, the chairman of the meeting shall appoint a secretary of the meeting.

      (5.5) ORDER OF BUSINESS. The order of business shall be as determined by the chairman of the meeting, but the order may be changed by a majority in voting power of the shareholders present in person or by proxy and entitled to vote. Unless otherwise determined as aforesaid, the order shall be as follows:

      1.    Roll call.

      2.    Proof of notice of meeting or waiver of notice.

      3.    Reading of minutes of preceding meeting.

      4.    Reports of officers.

      5.    Reports of committees.

      6.    Election of directors.

      7.    Unfinished business.

      8.    New business.

      (5.6) VOTING. Upon demand of any shareholder, voting shall be by ballot, in which event each ballot shall be signed by the shareholder or his proxy and shall state the number shares votes. Otherwise, voting need not be in writing.

6.    OFFICERS

      (6.1) ADDITIONAL OFFICERS. In addition to the president, secretary, treasurer and any other officers required by law, the corporation may have one or more vice presidents elected by the board of directors, one of whom may be designated as executive vice president. The corporation may also have such other or assistant officers as may be elected by, or appointed in a manner prescribed by, the board of directors.

      (6.2) SENIORITY. The executive vice president, if there is one, shall be deemed senior to all other vice presidents. Unless otherwise determined by, or under rules prescribed by, the board of directors, seniority of any officer shall be determined by length of continuous service in that office.

      (6.3) CONTINUATION IN OFFICE. Unless otherwise provided by the board of directors, every officer shall serve until death, incapacity, resignation or removal by the board of directors. Any resignation or removal shall be without prejudice to any contractual rights of the corporation or the officer.


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     (6.4)     DUTIES IN GENERAL. Subject to these by-laws, the authority and duties of all officers shall be determined by, or in the manner prescribed by, the board of directors. Except as may be specifically restricted by the board of directors, any officer may delegate any of his/her authority and duties to any subordinate officer.

     (6.5)     DUTIES OF THE PRESIDENT. The president shall be the principal executive officer of the corporation and, subject to the control of the board of directors, shall in general supervise and control all of the business and affairs of the corporation. The president may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation, any deeds, mortgages, bonds, contracts, or other instruments that the board of directors has authorized to be executed, except in cases where the signing and execution shall be expressly delegated by the board of directors or by these by-laws to some other officer or agent of the corporation or shall be required by law to be otherwise signed and executed, and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.

     (6.6)     DUTIES OF VICE PRESIDENTS. In the absence or incapacity of the president, the senior vice president shall perform the duties of the president and, when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Each vice president shall perform any other duties as may be assigned by the president or by the board of directors.

     (6.7)     DUTIES OF SECRETARY. The secretary shall keep the minutes of the shareholders' and the directors' meetings in one or more books provided for that purpose, see that all notices are duly given in accordance with the provisions of these by-laws or as otherwise required, be custodian of the corporate records and of the seal of the corporation, keep a register of the post office addresses of each shareholder, have general charge of the share transfer books of the corporation, and in general perform all duties incident to the office of secretary and other duties as may be assigned by the president or by the board of directors.

     (6.8)     DUTIES OF TREASURER. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his/her duties in a sum and with any surety or sureties as the board of directors shall determine. The treasurer shall have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for monies due and payable to the corporation from any source whatsoever, and deposit all such monies in the name of the corporation in the banks, trust companies or other depositories as shall be selected in accordance with these by-laws, and in general perform all the duties incident to the office of treasurer and such other duties as may be assigned by the president or the board of directors.

     (6.9)     SALARIES. No officer shall receive any salary unless provided or authorized by the board of directors. No officer shall be prevented from receiving a salary by reason of the fact that he/she is a director.

7.   SEAL

     (7.1)     FORM. The seal of the corporation shall be in the form impressed in the margin.



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      (7.2) USE. The seal may be used by causing it to be impressed directly on the instrument or writing to be sealed, or upon an adhesive substance annexed. The seal on certificates for shares or other documents may be a facsimile, engraved or imprinted.

8.    AMENDMENTS

      (8.1) BY BOARD. These by-laws may be amended or repealed by the board of directors.





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